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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports dated September 11, 1998 on the financial statements of the following businesses included in or made a part of this registration statement:
Integrated Electrical Services, Inc. and Subsidiaries, BW Consolidated, Inc.
and Subsidiaries; Integrated Electrical Services, Inc.; Mills Electrical Contractors, Inc. and Subsidiary; Muth Electric, Inc.; Amber Electric, Inc.; Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc.; Pollock Electric Inc.; Thurman & O'Connell Corporation; Charles P. Bagby, Co., Inc.; Summit Electric of Texas, Incorporated; and Rodgers Electric Company, Inc.; and to all references to our firm included in this registration statement.


                                                   ARTHUR ANDERSEN LLP

Houston, Texas
September 14, 1998